Exhibit 99.1

FOR IMMEDIATE RELEASE

PETROHAWK ANNOUNCES
POSITIVE FIRST QUARTER 2005 OPERATING RESULTS
AND EXPLORATION SUCCESS

HOUSTON, May 12, 2005—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NASDAQ: HAWK) today announced financial and operational results for the first quarter of 2005.

•	The Company reported cash flows from operations of $19.3 million and discretionary cash flow of $17.1 million, compared to $2.0 million and $2.1 million, respectively, in the first quarter of 2004.

•	Debt on the Company’s revolving credit facility was reduced from $155 million as of year end 2004 to $128 million at March 31, 2005.

•	Income from operations for the first quarter was $9.0 million as compared to $1.1 million in the same quarter last year, driven by a 606% increase in production and a 15% increase per Mcfe in realized commodity prices. Petrohawk produced 4.8 Bcfe in the first quarter for an average daily production rate of 54 Mmcfe.

•	Petrohawk reported an unrealized market to market loss on derivative contracts of $27.5 million ($17.1 million net of tax) and a realized loss on derivative contracts of $1.2 million ($0.7 million net of tax), resulting in an overall loss related to derivative activity of $28.7 million. Excluding the after tax overall loss related to derivative activity, net income would have been $3.4 million.

•	Petrohawk closed a significant acquisition, Proton Oil & Gas Corporation, during the first quarter for $53 million. Successful drilling results from the Alliance Trust #45, and future drilling plans on the acreage, are discussed below.

•	The Company closed a significant divestment of royalty interest properties during the quarter. The properties were acquired in November 2004 and sold during the first quarter for $80 million.

Both acquisition and divestment transactions had an effective date of January 1, 2005 and closed on February 25, 2005.

•	The Company drilled 28 successful wells and one dry hole, largely at locations not classified as proved.

Petrohawk is hosting an audio Webcast and conference call today at 10:00 a.m. (CDT) to discuss these results. The call may be accessed at 1.877.407.8031 or from the Webcast link at www.petrohawk.com.

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Management Comment

Floyd C. Wilson, Chairman, President and CEO of the Company, stated, “We are pleased with our first quarter results and the success we achieved with the drillbit. During the quarter, we closed both an exciting strategic acquisition in one of our core operating areas and a strategic divestment of non-core royalty interests for a great price. In addition, we announced the pending transaction with Mission Resources, which is estimated to close in early August.

“Mission has also achieved superior financial and drilling results during the first quarter of 2005 – including several important exploratory successes. We look forward to closing this great transaction.

“Our strategy to accelerate the development of our properties, divest non-core properties and add proved reserves and upside potential through additional acquisitions is well underway. We believe that Petrohawk and Mission combined provide a very strong platform for continued growth and improvements.”

First Quarter 2005 Results

During the first quarter of 2005, Petrohawk produced 3.4 Bcf of natural gas and 231 Mbbls of oil for an average daily production rate of 38 MMcf of natural gas and 2,567 Bbls of oil. The natural gas and oil volumes represent an increase of 615% and 579% respectively, from the comparable period of the prior year. On a natural gas equivalent basis, Petrohawk produced 4.8 Bcfe in the first quarter 2005, for an average daily production rate of 54 Mmcfe, an increase of 605% over the first quarter of 2004.

Petrohawk’s realized price for natural gas in the first quarter of 2005 was $6.24 per Mcf, compared to $5.74 per Mcf in the first quarter of 2004. Oil prices realized by the Company in the first quarter of 2005 were $46.62 per barrel, compared to $33.16 per barrel received in the first quarter of 2004.

Oil and gas revenues were reported at $32.2 million, up $28.3 million from the same period in 2004, primarily due to an increase in volumes associated with the acquisition of Wynn-Crosby Energy (contributing $24.0 million) and an increase in commodity prices (contributing $4.3 million).

Petrohawk reported a net loss to common stockholders for the first quarter of $14.4 million ($0.36 per fully-diluted share), compared to net income to common stockholders of $1.0 million ($0.14 per fully-diluted share) for the comparable period of the prior year. The loss was due to a $27.5 million pre-tax unrealized mark to market loss on derivative contracts as well as a $1.2 million pre-tax realized loss on settled derivative contracts. The unrealized loss was fully recognized in the results of operations as these derivative contracts were not designated as hedges under FASB 133.

Petrohawk reported discretionary cash flow (cash flow from operations before changes in working capital) of $17.1 million, compared to $2.1 million for the same period in 2004.

At March 31, 2005, the Company had an outstanding balance of $128 million on its revolving credit facility, down from $155 million at December 31, 2004, and a balance of $50 million on its second lien facility.

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Operational Update

During the first quarter the Company participated in the drilling of 29 gross wells. Of the 29 locations, nine were classified as proven undeveloped. The balance, one of which was a dry hole, were located on leases that were not classified as proven.

South Louisiana – One of the more significant exploratory wells completed in the first quarter was the Alliance Trust #45 at Gueydan Field in Vermilion Parish, Louisiana. The well was completed in March and is currently producing 268 barrels of oil per day plus 62,000 cubic feet of gas per day, no water, flowing from perforations at 2,700 feet at 250 psi on a 14/64” choke. The Company owns an 82% net revenue interest in the well and plans to drill two offsets to the AT#45 early in the third quarter of this year as well as one or more deeper tests on the same structure during 2005.

East Texas – The Company drilled three Cotton Valley Sand wells in Carthage South, Blocker and Beckville North Fields in East Texas, with net revenue interests ranging from 76% to 83%. All three of the wells encountered gas productive sands in sufficient thickness to require multi-stage fracture stimulations, and all three wells should be in full well stream production prior to the end of the second quarter.

South Texas – The #4 Cleopatra, located in Nabors Field in Starr County, Texas, was drilled during the first quarter with a net revenue interest of 81% and encountered multiple gas bearing sands in the Vicksburg. The first fracture stimulation was pumped during the first quarter, but three additional stages are planned prior to putting the well on full stream production. We believe that all four of these Vicksburg zones will add significant production volumes once all of the fracture treatments have been completed.

At the La Reforma Field, in Starr County, Texas, three significant wells that were placed on production in the first quarter have led to the identification of additional drill sites in the area.

Capital Expenditures – During the first quarter of 2005, the Company spent or committed approximately $15 million. A similar amount is planned for the second quarter and slightly larger amounts are planned for quarters three and four. As previously announced, Petrohawk currently expects to expend approximately $70 million during 2005 on its drilling program.

Conference Call Information

Petrohawk will hold its quarterly conference call to discuss first quarter 2005 results today at 10:00 a.m. Central Daylight Time. To participate, dial 877.407.8031. The call will also be broadcast live over the Internet from the Company’s web site at www.petrohawk.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, May 21, 2005. To access the replay, dial 877.660.6853 and reference conference ID 152242.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the South Texas, Mid-Continent, East Texas, Arkoma, Permian and Gulf Coast regions. For more information please contact Shane M. Bayless at (832) 204-2727 or sbayless@petrohawk.com; or contact Joan Dunlap at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

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Additional Information and Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, and as defined by the Securities and Exchange Commission (“SEC”). Such statements include those regarding the Company’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forwarding looking statements. These include but are not limited to:

•	estimates of future production;

•	statements regarding business plans for drilling and exploration expenditures;

•	statements concerning oil and gas reserves to the extent they reflect estimates based on certain assumptions that the resources involved can be economically exploited;

•	statements that relate to the reliability of oil and gas estimates;

•	statements relating to future financial performance;

•	statements regarding commodity prices;

•	cash flow and income estimates;

•	planned capital expenditures; and

•	other matters that are discussed in the Company’s filings with the SEC.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s other reports on file with the SEC. Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Petrohawk, Mission and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Petrohawk and Mission in favor of the acquisition. Information about the executive officers and directors of Petrohawk and Mission and their direct or indirect interests, by security holdings or otherwise, in the acquisition are set forth in the proxy statement-prospectus relating to the acquisition filed with the SEC on April 28, 2005.

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Petrohawk Energy Corporation
Attachment to Press Release
Dated May 12, 2005 — Page 1 of 3
Consolidated Statements of Operations
(In Thousands Except per Share Amounts)

	For the Three Months
	Ended March 31,
	2005	2004
Operating Revenues:
Oil and Gas Sales	$32,217	$3,954
Field Services and Other	109	98

Total Operating Revenues	32,326	4,052

Operating Expenses:
Lease Operating Expense	5,231	740
Production and Other Taxes	2,326	227
Field Services	47	45
General and Administrative:
General and Administrative Expense	3,300	776
Stock-Based Compensation	1,579	24
Accretion Expense	189	23
Depletion, Depreciation and Amortization Expense	10,625	1,071

Total Costs and Expenses	23,297	2,906

Income From Operations	9,029	1,146
Net Loss on Mark-to-Market Derivative Contracts	(28,652)	—
Interest Expense and Other	(3,349)	(111)

(Loss) Income Before Income Taxes	(22,972)	1,035
Income Tax Provision	8,720	(23)

Net (Loss) Income	(14,252)	1,012
Preferred Dividends	(109)	(111)

Net (Loss) Income Available to Common Shareholders	$(14,361)	$901

Basic (Loss) Earnings per Share	$(0.36)	$0.14
Diluted (Loss) Earnings per Share	$(0.36)	$0.14
Weighted Average Shares Outstanding:
Basic	39,980	6,215
Fully Diluted	39,980	6,570

Petrohawk Energy Corporation
Attachment to Press Release
Dated May 12, 2005 — Page 2 of 3
Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2005	2004
Assets Current Assets	$39,456	$36,022
Oil and Gas Properties, net	493,548	484,333
Other Assets	9,606	13,844

Total Assets	$542,610	$534,199

Liabilities and Stockholders’ Equity Current Liabilities	$35,290	$27,166
Long-Term Debt	212,500	239,500
Other Noncurrent Liabilities	59,666	20,443
Stockholders’ Equity	235,154	247,091

Total Liabilities and Stockholders’ Equity	$542,610	$534,199

Consolidated Statements of Operating Cash Flows
(In Thousands)

	For the Three Months
	Ended March 31,
	2005	2004
Net (Loss) Income	$(14,252)	$1,012
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, Depreciation and Amortization	10,625	1,071
Deferred Income Tax Provision	(8,720)	—
Stock-Based Compensation	1,579	24
Accretion Expense	189	23
Net Unrealized Loss on Mark-to-Market Derivative Contracts	27,459	—
Other	270	(2)

Cash Flow from Operations Before Working Capital Changes	17,150	2,128
Changes in Working Capital	2,152	(169)

Cash Flows from Operating Activities	$19,302	$1,959

Petrohawk Energy Corporation
Attachment to Press Release
Dated May 12, 2005 — Page 3 of 3
Selected Operating Data
(In Thousands, Except per Share Amounts)

	For the Three Months
	Ended March 31,
	2005	2004
Gas Production (Mmcf)	3,438	481
Oil Production (Mbbls)	231	34
Gas Equivalents (Mmcfe)	4,822	683
Average Daily Production (Mmcfe)	53.6	7.6

Average Gas Price Per Mcf	$6.24	$5.74
Average Oil Price Per Barrel	46.62	33.16
Average Equivalent Sales Price	6.68	5.79

Discretionary Cash Flow — M$ (1)	17,150	2,128
Discretionary Cash Flow — Per Share (Diluted)	0.43	0.32

Margin Analysis ($ Mcfe):
Operating Expense	1.08	1.08
Production Tax Expense	0.48	0.33
General and Administrative Expense	0.68	1.14
Depletion Expense	2.18	1.50

(1)	Cash flow from operations before changes in working capital.